Exhibit 99.2
Oxis Requests Debt Holders End Foreclosure Proceedings

Sale of assets as planned would result in full repayment,
enhance shareholder value, and fund future operations

Foster City, CA. – June 16, 2008—Oxis International Inc. (OXIS.OB) today said that the company’s four debenture holders have been notified that the sale of its majority interest in BioCheck Inc. and its diagnostic businesses is proceeding in a timely manner with strong interest from multiple potential buyers, and warned that the recently commenced foreclosure efforts disclosed in Oxis’ 8-K filing of June 13, 2008 related to their collateral will  both jeopardize repayment efforts and harm shareholder value.
“It would be completely irresponsible to attempt foreclosure proceedings when a prospective sale is on track that will clearly benefit our shareholders, debt holders, employees, suppliers and customers,” said Marvin S. Hausman, M.D., Chairman and Chief Executive. “We are hopeful that our debt holders will recognize this fact, and allow us to move forward toward finalizing an asset sale.”
As reported in its recent 8-K, Oxis currently has four letters of intent from interested parties.  Proceeds from the asset sales will be used to repay debenture holders in full, as well as to generate funds to implement a growth strategy based on its neutraceutical and therapeutic assets. Last Fall, Oxis retained Burrill & Co., a San Francisco investment bank to assist in the  sale of its diagnostic businesses and informed the debenture holders of its plan to repay them with the sale proceeds.
 In a separate letter sent today, Dr. Hausman requested that debenture holders Alpha Capital Anstalt, Bristol Investment Fund , Ltd, Cranshire Capital, L.P., and Whalehaven Capital Fund Limited end their foreclosure proceedings.
 Dr. Hausman noted that Oxis, with the assistance of Burrill, is better equipped and motivated to sell the assets itself to maximize value as compared to a  post-foreclosure sale attempt by the debenture holders, which could reduce the asset values as well as prohibit the company from arranging financing required to continue operations. Should this happen, Dr. Hausman noted, it would be harmful to shareholder value. (A copy of Dr. Hausman’s letter will be filed shortly with the Securities and Exchange Commission and will be available at www.oxis.com)
Dr.  Hausman added that Oxis is open to discussions related to restructuring of the debentures, but said that negotiating with each fund individually would be onerous and unnecessarily time consuming given the deadline set by the foreclosure actions. He requested that one of the four debenture holders act as a coordinator for negotiations, while recognizing that each fund has to make its own decision on any restructuring.
Dr. Hausman said that should the debenture holders continue to move forward with foreclosure proceedings; Oxis will consider all legal options necessary to preserve and enhance shareholder value.
“We are continuing our discussions with the debenture holders regarding a restructuring, and are hopeful all parties can reach a satisfactory and timely resolution,” Dr. Hausman said.

About OXIS and BioCheck:

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress associated with damage from free radical and reactive oxygen species. The company holds the rights to four  therapeutic classes of compounds in the area of oxidative stress, and has focused commercialization programs in clinical cardiovascular markers, including MPO (myeloperoxidase) and GPx (glutathionione peroxidase), as well as a highly potent antioxidant, Ergothioneine, that may be sold over-the-counter (OTC) as a neutraceutcal supplement. OXIS has acquired a 53% interest in and has the option to purchase the remaining 47% of BioCheck.

BioCheck, Inc. is a leading provider of high quality enzyme immunoassay research services and products including immunoassay kits for cardiac and tumor markers, infectious diseases, thyroid function, steroids, and fertility hormones. The company operates a 15,000 square-foot, U.S. Food and Drug Administration (FDA) certified cGMP, and ISO device-manufacturing facility in Foster City, California.

More information about OXIS, BioCheck and their products, services as well as current SEC filings may be obtained by visiting http://www.oxis.com and http://www.biocheckinc.com.

The statements in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties indicated in the company's filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements.

Contact:
Sitrick & Co.
Jim Bates
310-788-2850

Source: OXIS International, Inc.